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                                                                    Exhibit 10.1

                            INDUSTRIAL BUILDING LEASE

     1. BASIC TERMS. This SECTION 1 contains the Basic Terms of this Lease between Landlord and Tenant, named below. Other Sections of the Lease referred to in this SECTION 1 explain and define the Basic Terms and are to be read in conjunction with the Basic Terms.

     1.1. Effective Date of Lease: __________, 2006

     1.2. Landlord: First Industrial Development Services, Inc., a Maryland corporation

     1.3. Tenant: Deposition Sciences, Inc., an Ohio corporation

     1.4. Premises: Approximately 8.90 acres of land on which the Building (the "BUILDING") commonly known as 3300 Coffey Lane, Santa Rosa, California is located, which Building contains approximately 143,750 rentable square feet, as legally described on EXHIBIT A attached hereto.

     1.5. Lease Term: Ten (10) years ("TERM"), commencing _______, 2006 ("COMMENCEMENT DATE") and ending, subject to SECTION 2.3 and SECTION
          2.5 below, on _____, 2016 ("EXPIRATION DATE").

     1.6. Permitted Uses: (See SECTION 4.1) Manufacturing, research and development relating to manufacture of coatings and coating machinery, operating of coating machinery, application of coatings, manufacture of etched products, and office uses incidental thereto.

     1.7. Tenant's Guarantor: Advanced Lighting Technologies, Inc., an Ohio corporation.

     1.8. Brokers: None.

     1.9. Security/Damage Deposit: None.

     1.10. Exhibits to Lease: The following exhibits are attached to and made a part of this Lease. EXHIBIT A (legal description); EXHIBIT B (Tenant Operations Inquiry Form); EXHIBIT C (Broom Clean Condition and Repair Requirements), EXHIBIT D (Termination Value), EXHIBIT E (Rent Schedule for Year 1), and EXHIBIT F (Tenant's Property).

     2. LEASE OF PREMISES; RENT.

          2.1. LEASE OF PREMISES FOR LEASE TERM. Landlord hereby leases the Premises to Tenant, and Tenant hereby rents the Premises from Landlord, for the Term and subject to the conditions of this Lease.

          2.2. TYPES OF RENTAL PAYMENTS. Tenant shall pay net base rent to Landlord in monthly installments, in advance, on the first day of each and every calendar month during the Term of this Lease (the "BASE RENT") in the amounts and for the periods as set forth below:

                                 RENTAL PAYMENTS

            Annual        Monthly
 Lease       Base           Base
Period       Rent           Rent
------    ----------   -------------
Year 1    $1,218,725   See EXHIBIT E
Year 2     1,218,725      $101,560
Year 3     1,218,725       101,560
Year 4     1,249,193       104,099
Year 5     1,280,423       106,702
Year 6     1,312,434       109,370
Year 7     1,345,244       112,104
Year 8     1,378,875       114,906
Year 9     1,413,347       117,778
Year 10    1,448,681       120,723

Tenant shall also pay all Operating Expenses (defined below) and any other amounts owed by Tenant hereunder (collectively, "ADDITIONAL RENT"). In the event any monthly installment of Base Rent or Additional Rent, or both, is not paid within 5 days of the date when due, a late charge in an amount equal to 5% of the then delinquent installment of Base Rent and/or Additional Rent (the "LATE CHARGE"; the Late Charge, Default Interest, as defined in SECTION 21.3 below, Base Rent and Additional Rent shall collectively be referred to as "RENT") shall be paid by Tenant to Landlord, 75 Remittance Drive, Suite 1449, Chicago, Illinois 60675-1449, or if sent by overnight courier, The Northern Trust Co., 350 N. Orleans Street, Receipt & Dispatch, 8th Floor, Chicago, Illinois 60654,
Attention: First Industrial, L.P., Suite 1449 (or such other entity designated as Landlord's management agent, if any, and if Landlord so appoints such a management agent, the "AGENT"), or pursuant to such other directions as Landlord shall designate in this Lease or otherwise in writing.

          2.3. COVENANTS CONCERNING RENTAL PAYMENTS; INITIAL AND FINAL RENT PAYMENTS. Tenant shall pay the Rent promptly when due, without notice or demand, and without any abatement, deduction or setoff. No payment by Tenant, or receipt or acceptance by Agent or Landlord, of a lesser amount than the correct Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or letter accompanying any payment be deemed an accord or satisfaction, and Agent or Landlord may accept such payment without prejudice to its right to recover the balance due or to pursue any other remedy available to Landlord. If the Commencement Date occurs on a day other than the first day of a calendar month, the Rent due for the first calendar month of the Term shall be prorated on a per diem basis (based on a 360 day, 12 month year) and paid to Landlord on the Commencement Date, and the Term will be extended to terminate on the last day of the calendar month in which the Expiration Date stated in
SECTION 1.5 occurs. In the event of any failure by Tenant to pay or discharge any such amount, Landlord shall have all rights, powers and remedies provided for herein or by law or otherwise in the case of nonpayment of Rent.

          2.4. NET LEASE; NONTERMINABILITY.

               2.4.1. This Lease is a complete "bond net lease" and Tenant's obligations arising or accruing during the Term of this Lease to pay all Base Rent, Additional Rent, and all other payments hereunder required to be made by Tenant shall be absolute and unconditional, and Tenant shall pay all Base Rent, Additional Rent and all other payments hereunder required to be made by Tenant without notice, demand, counterclaim, set-off, deduction, or defense and without abatement, suspension, deferment, diminution or reduction, free from any charges, assessments, impositions, expenses or deductions of any and every kind of and nature whatsoever. All costs, expenses and obligations of every kind and nature whatsoever relating to the Premises and the appurtenances thereto and the use and occupancy thereof which may arise or become due during the Term, (whether or not the same shall become payable during the Term of this Lease or thereafter) shall be paid by Tenant, and Landlord is not responsible for any costs, charges, expenses or outlays of any nature whatsoever arising from or relating to the Premises or the use or occupancy thereof, and Landlord, Landlord's mortgagee or lender and their respective employees, shareholders, officers, directors, members, managers, trustees, partners or principals, disclosed or undisclosed, and their respective employees, shareholders, officers, directors, members, managers, trustees, partners, invitees, agents or principals, disclosed or undisclosed and all of their respective successors and assigns (hereinafter collectively referred to as the "INDEMNITEES" and each individually as an "INDEMNITEE"), shall be indemnified and saved harmless by Tenant from and against the same other than by reason of such Indemnitee's willful misconduct or gross negligence. The willful misconduct or gross negligence of Landlord and the Indemnitee parties of Landlord shall not be imputed to Landlord's mortgagee or lender and the Indemnitee parties of such mortgagee or lender. Tenant assumes the sole responsibility for the condition, use, operation, maintenance, underletting and management of the Premises, and Tenant shall indemnify, defend and hold the Indemnitees harmless from and against any and all liability, costs, damages, losses and claims (including reasonable attorneys' fees and expenses) actually incurred to the extent of matters which arise or accrue with respect to the Term of this Lease (whether or not the same shall become payable during the Term), and the Indemnitees shall have no responsibility in respect thereof and shall have no liability for damage to the property of Tenant or any subtenant of Tenant on any account or for any reason whatsoever other than by reason of such Indemnitee's willful misconduct or gross negligence. It is the purpose and intention of the parties to this Lease that the Base Rent due hereunder shall be absolutely net to the Landlord and that this Lease shall yield, net to the Landlord, the Rent and all other payments hereunder required to be made by Tenant as provided in this Lease.

               2.4.2. Except as otherwise expressly provided in SECTIONS 18 and 21 of this Lease, this Lease shall not terminate, nor shall Tenant have any right to terminate this Lease or to be released or discharged from any obligations or liabilities hereunder for any reason, including, without limitation: (i) any damage to or destruction of the Premises; (ii) any restriction, deprivation (including eviction) or prevention of, or any interference with, any use or the occupancy of the Premises (whether due to any default in or failure of Landlord's title to the Premises or otherwise); (iii) any condemnation, requisition or other taking or sale of the use, occupancy or title of or to the Premises; (iv) any action, omission or breach on the part of Landlord under this Lease or any other agreement between Landlord and Tenant;
(v) the inadequacy or failure of the description of the Premises to demise and let to


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Tenant the property intended to be leased hereby; (vi) Tenant's acquisition or ownership of the Premises or any sale or other disposition of the Premises;
(vii) the impossibility or illegality of performance by Landlord or Tenant or both; (viii) any action of any court, administrative agency or other governmental authority; or (ix) any other cause, whether similar or dissimilar to the foregoing, any present or future law notwithstanding. Nothing in this paragraph shall be construed as an agreement by Tenant to perform any illegal act or to violate the order of any court, administrative agency or other governmental authority.

               2.4.3. Tenant will remain obligated under this Lease in accordance with its terms, and will not take any action to terminate (except in accordance with the provisions of SECTIONS 18 and 21 of this Lease, rescind or avoid this Lease for any reason, notwithstanding any bankruptcy, insolvency, reorganization, liquidation, dissolution or other proceeding affecting Landlord or any assignee of Landlord, or any action with respect to this Lease which may be taken by any receiver, trustee or liquidator or by any court. Tenant waives all rights at any time conferred by statute or otherwise to quit, terminate or surrender this Lease or the Premises, or to any abatement or deferment of any amount payable by Tenant hereunder, or for claims against any Indemnitee for damages, loss or expense suffered by Tenant on account of any cause referred to in this SECTION 2.4 or otherwise (except claims arising out of the gross negligence or willful misconduct by such Indemnitee).

          2.5. OPTION TO RENEW.

               2.5.1. Tenant shall have the option ("RENEWAL OPTION") to renew this Lease for four (4) consecutive terms of five (5) years each (each, a "RENEWAL TERM"), on all the same terms and conditions set forth in this Lease, except that Base Rent during the Renewal Term shall be equal to Fair Market Rent (as defined in SECTION 2.5.2 below). Tenant shall deliver written notice to Landlord of Tenant's election to exercise the Renewal Option ("RENEWAL NOTICE") not less than eighteen (18) months, nor more than twenty-four (24) months, prior to the expiration date of the original Term or the first, second or third Renewal Term, as applicable; and if Tenant fails to timely deliver the Renewal Notice to Landlord, then Tenant shall automatically be deemed to have irrevocably waived and relinquished the Renewal Option.

               2.5.2. For the purposes of this Lease, "FAIR MARKET RENT" shall be determined by Landlord, in its sole, but good faith, discretion based upon the annual base rental rates then being charged in the industrial market sector of the geographic area where the Building is situated for comparable space and for a lease term commencing on or about the commencement date of the Renewal Term and equal in duration to the Renewal Term, taking into consideration: the geographic location, quality and age of the Building; the location and configuration of the relevant space within the applicable Buildings; the extent of service to be provided to the proposed tenant thereunder; applicable distinctions between "gross" lease and "net" leases; the creditworthiness and quality of Tenant; leasing commissions; and any other relevant term or condition in making such evaluation, all as reasonably determined by Landlord. In no event, however (and notwithstanding any provision to the contrary in SECTION
2.5.3 below), shall the Fair Market Rent be less than an amount equal to the average rate of Base Rent in effect during the five (5) year period immediately preceding the expiration date of the then-applicable term (the "RENEWAL RENT FLOOR"). Landlord shall notify Tenant of Landlord's determination of Fair Market Rent for the Renewal Term, in writing (the "BASE RENT NOTICE") within sixty (60) days after receiving the Renewal Notice.

               2.5.3. Tenant shall then have thirty (30) days after Landlord's delivery of the Base Rent Notice in which to advise Landlord, in writing (the "BASE RENT RESPONSE NOTICE"), whether Tenant (i) is prepared to accept the Fair Market Rent established by Landlord in the Base Rent Notice and proceed to lease the Premises, during the Renewal Term, at that Fair Market Rent; or (ii) elects to withdraw and revoke its Renewal Notice, whereupon the Renewal Option shall automatically be rendered null and void; or (iii) elects to contest Landlord's determination of Fair Market Rent. In the event that Tenant fails to timely deliver the Base Rent Response Notice, then Tenant shall automatically be deemed to have elected (i) above. Alternatively, if Tenant timely elects (ii), then this Lease shall expire on the original expiry date of the initial Term. If, however, Tenant timely elects (iii), then the following provisions shall apply:

                    2.5.3.1. The Fair Market Rent shall be determined by either the Independent Brokers or the Determining Broker, as provided and defined below, but in no event shall the Fair Market Rent be less than the Renewal Rent Floor.

                    2.5.3.2. Within thirty (30) days after Tenant timely delivers its Base Rent Response Notice electing to contest Landlord's determination of Fair Market Value, each of Landlord and Tenant shall advise the other, in writing (the "ARBITRATION NOTICE"), of both (i) the identity of the individual that each of Landlord and Tenant, respectively, is designating to act as Landlord's or Tenant's, as the case may be, duly authorized representative for purposes of the determination of Fair Market Rent pursuant to this SECTION
2.5.3 (the "REPRESENTATIVES"); and (ii) a list of three (3) proposed licensed real estate brokers, any of which


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

may serve as one of the Independent Brokers (collectively, the "BROKER CANDIDATES"). Each Broker Candidate shall be duly licensed in the jurisdiction in which the Premises is located;

               (A) shall have at least five (5) years experience, on a full-time basis, leasing industrial space (warehouse/distribution/ancillary office) in the same general geographic area as that in which the Premises is located, and at least three (3) of those five (5) years of experience shall have been consecutive and shall have elapsed immediately preceding the date on which Tenant delivers the Renewal Notice; and

               (B) shall be independent and have no then-pending (as of the date Landlord or Tenant designates the broker as a Broker Candidate) brokerage relationship, formal or informal, oral or written, with any or all of Landlord, Tenant, and any affiliates of either or both of Landlord and Tenant ("BROKERAGE RELATIONSHIP"), nor may there have been any such Brokerage Relationship at any time during the two (2) year period immediately preceding the broker's designation, by Landlord or Tenant, as a Broker Candidate.

                    2.5.3.3. Within fourteen (14) days after each of Landlord and Tenant delivers its Arbitration Notice to the other, Landlord and Tenant shall cause their respective Representatives to conduct a meeting at a mutually convenient time and location. At that meeting, the two (2) Representatives shall examine the list of six (6) Broker Candidates and shall each eliminate two (2) names from the list on a peremptory basis. In order to eliminate four (4) names, first, the Tenant's Representative shall eliminate a name from the list and then the Landlord's Representative shall eliminate a name therefrom. The two (2) Representatives shall alternate in eliminating names from the list of six (6) Broker Candidates in this manner until each of them has eliminated two (2) names. The two (2) Representatives shall immediately contact the remaining two
(2) Broker Candidates (the "INDEPENDENT BROKERS"), and engage them, as behalf of Landlord and Tenant, to determine the Fair Market Rent in accordance with the provisions of this SECTION 2.5.3.

                    2.5.3.4. The Independent Brokers shall determine the Fair Market Rent within thirty (30) days of their appointment. Landlord and Tenant shall each make a written submission to the Independent Brokers (no more than ten (10) pages in length, in the aggregate, per submitting party), advising of the rate that the submitting party believes should be the Fair Market Rate, together with whatever written evidence or supporting data that the submitting party desires in order to justify its desired rate of Fair Market Rent; provided, in all events, however, that the aggregate maximum length of each party's submission shall not exceed ten (10) pages (each such submission package, a "FMR SUBMISSION"). The Independent Brokers shall be obligated to choose one (1) of the parties' specific proposed rates of Fair Market Rent, without being permitted to effectuate any compromise position.

                    2.5.3.5. In the event, however, that the Independent Brokers fail to reach agreement, within twenty (20) days after the date on which both Landlord and Tenant deliver the FMR Submissions to the Independent Brokers (the "DECISION PERIOD"), as to which of the two (2) proposed rates of Fair Market Rent should be selected, then, within five (5) days after the expiration of the Decision Period, the Independent Brokers shall jointly select a real estate broker who (x) meets all of the qualifications of a Broker Candidate, but was not included in the original list of six (6) Broker Candidates; and (y) is not affiliated with any or all of (A) either or both of the Independent Brokers and
(B) the real estate brokerage companies with which either or both of the Independent Brokers is affiliated (the "DETERMINING BROKER"). The Independent Brokers shall engage the Determining Broker on behalf of Landlord and Tenant (but without expense to the Independent Brokers), and shall deliver the FMR Submissions to the Determining Broker within five (5) days after the date on which the Independent Brokers select the Determining Broker pursuant to the preceding sentence (the "SUBMISSION PERIOD").

                    2.5.3.6. The Determining Broker shall make a determination of the Fair Market Rent within twenty (20) days after the date on which the Submission Period expires. The Determining Broker shall be required to select one of the parties' specific proposed rates of Fair Market Rent, without being permitted to effectuate any compromise position.

                    2.5.3.7. The decision of the Independent Brokers or the Determining Broker, as the case may be, shall be conclusive and binding on Landlord and Tenant, and neither party shall have any right to contest or appeal such decision. Judgment may be entered, in a court of competent jurisdiction, upon the decision of the Independent Brokers or the Determining Broker, as the case may be.

                    2.5.3.8. In the event that the initial Term expires and the Renewal Term commences prior to the date on which the Independent Brokers or the Determining Broker, as the case may be, renders their/its decision as to the Fair


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Market Rent, then from the commencement date of the Renewal Term through the date on which the Fair Market Rent is determined under this SECTION 2.5.3 (the "DETERMINATION DATE"), Tenant shall pay monthly Base Rent to Landlord at a rate equal to 110% of the rate of monthly Base Rent in effect on the expiration date of the initial term (the "TEMPORARY BASE RENT"). Within ten (10) business days after the Determination Date, Landlord shall pay to Tenant, or Tenant shall pay to Landlord, depending on whether the Fair Market Rent is less than or greater than the Temporary Base Rent, whatever sum that Landlord or Tenant, as the case may be, owes the other (the "CATCH-UP PAYMENT"), based on the Temporary Base Rent actually paid and the Fair Market Rent due (as determined by the Independent Brokers or the Determining Broker, as the case may be) during that portion of the Renewal Term that elapses before the Catch-Up Payment is paid, in full (together with interest thereon, as provided below). The Catch-Up Payment shall bear interest at the rate of Prime (defined below), plus five percent (5.0%) per annum from the date each monthly component of the Catch-Up Payment would have been due, had the Fair Market Rent been determined prior to the commencement of the Renewal Term, through the date on which the Catch-Up Payment is paid, in full (inclusive of interest thereon). For purposes hereof, "PRIME" shall mean the per annum rate of interest publicly announced by Bank One N.A. (or its successor), from time to time, as its "PRIME" or "BASE" or "REFERENCE" rate of interest.

                    2.5.3.9. The party whose proposed rate of Fair Market Rent is not selected by the Independent Brokers or the Determining Broker, as the case may be, shall bear all costs of all counsel, experts or other representatives that are retained by both parties, together with all other costs of the arbitration proceeding described in this SECTION 2.5.3, including, without limitation, the fees, costs and expenses imposed or incurred by any or all of the Independent Brokers and the Determining Broker.

                    2.5.3.10. Unless otherwise expressly agreed in writing, during the period of time that any arbitration proceeding is pending under this
SECTION 2.5.3, Landlord and Tenant shall continue to comply with all those terms and provisions of this Lease that are not the subject of their dispute and arbitration proceeding, most specifically including, but not limited to, Tenant's monetary obligations under this Lease; and, with respect to the payment of Base Rent during that portion of the Renewal Term that elapses during the pendency of any arbitration proceeding under this SECTION 2.5.3, the provisions of SECTION 2.5.3.8 shall apply.

                    2.5.3.11. During any period of time that an arbitration is pending or proceeding under this SECTION 2.5.3, Tenant shall have no right to assign this Lease or enter into any sublease for all or any portion of the Premises, notwithstanding any provision to the contrary in this Lease. Furthermore, if this Lease requires that Landlord perform any tenant improvement work in connection with the Renewal Term, Landlord shall be relieved of any such obligation during the pendency of any arbitration proceeding under this SECTION 2.5.3.

               2.5.4. The Renewal Option is granted subject to all of the following conditions:

                    2.5.4.1. As of the date on which Tenant delivers its Renewal Notice and continuing through the commencement date of the Renewal Term, this Lease shall be in full force and effect and no act or omission shall occur which, with the giving of notice or the passage of time, or both, shall constitute a breach or Default by Tenant under this Lease.

                    2.5.4.2. There shall be no further right of renewal after the expiration of the fourth Renewal Term.

                    2.5.4.3. The Renewal Option is personal to Tenant and may only be exercised by Tenant or any assignee of Tenant (provided such assignment was made with Landlord's prior written consent and otherwise in accordance with the requirements of SECTION 8).

                    2.5.4.4. The Premises shall be delivered to Tenant during the Renewal Term(s) on an as is where as basis, with no obligation on the part of Landlord to perform any tenant improvements at the Premises.


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     3. OPERATING EXPENSES.

          3.1. DEFINITIONAL TERMS RELATING TO ADDITIONAL RENT. For purposes of this Section and other relevant provisions of the Lease:

               3.1.1. OPERATING EXPENSES. The term "OPERATING EXPENSES" shall mean all costs, expenses and charges of every kind or nature relating to, or incurred in connection with, the ownership, maintenance and operation of the Premises, including, but not limited to the following: (i) Taxes, as hereinafter defined in SECTION 3.1.2; (ii) dues, fees or other costs and expenses, of any nature, due and payable to any association or comparable entity to which Landlord, as owner of the Premises, is a member or otherwise belongs and that governs or controls any aspect of the ownership and operation of the Premises; and (iii) any real estate taxes and common area maintenance expenses levied against, or attributable to, the Premises under any declaration of covenants, conditions and restrictions, reciprocal easement agreement or comparable arrangement that encumbers and benefits the Premises and other real property (e.g. a business park).

               3.1.2. TAXES. The term "TAXES" shall mean (i) all governmental taxes, assessments, fees and charges of every kind or nature (other than Landlord's income taxes), whether general, special, ordinary or extraordinary, due at any time or from time to time, during the Term and any extensions thereof, in connection with the ownership, leasing, or operation of the Premises, or of the personal property and equipment located therein or used in connection therewith; and (ii) any reasonable expenses incurred by Landlord in contesting such taxes or assessments and/or the assessed value of the Premises. For purposes hereof, Tenant shall be responsible for any Taxes that are due and payable at any time or from time to time during the Term and for any Taxes that are assessed, become a lien, or accrue during any Operating Year, which obligation shall survive the termination or expiration of this Lease.

               3.1.3. OPERATING YEAR. The term "OPERATING YEAR" shall mean the calendar year commencing January 1st of each year (including the calendar year within which the Commencement Date occurs) during the Term.

          3.2. PAYMENT OF OPERATING EXPENSES. Tenant shall directly pay, to the appropriate entity, all Operating Expenses.

     4. USE OF PREMISES AND COMMON AREAS.

          4.1. USE OF PREMISES. The Premises shall be used by the Tenant for the purpose(s) set forth in SECTION 1.6 above and for no other purpose whatsoever. Tenant shall not, at any time, use or occupy, or suffer or permit anyone to use or occupy, the Premises, or do or permit anything to be done in the Premises, in any manner that may (a) violate any Certificate of Occupancy for the Premises;
(b) cause, or be liable to cause, injury to, or in any way impair the value or proper utilization of, all or any portion of the Premises (including, but not limited to, the structural elements of the Premises) or any equipment, facilities or systems therein; (c) constitute a violation of the laws and requirements of any public authority or the requirements of insurance bodies or the rules and regulations of the Premises, including any covenant, condition or restriction affecting the Premises; (d) exceed the load bearing capacity of the floor of the Premises; (e) impair or tend to impair the character, reputation or appearance of the Premises; or (f) have any detrimental environmental effect on the Premises which (i) arises out of a violation or violations of Environmental Laws or (ii) results in any material increased risk of liability to Landlord, in Landlord's reasonable judgment. On or prior to the date hereof, Tenant has completed and delivered for the benefit of Landlord a "Tenant Operations Inquiry Form" in the form attached hereto as EXHIBIT B describing the nature of Tenant's proposed business operations at the Premises, which form is intended to, and shall be, relied upon by Landlord. From time to time during the Term (but no more often than once in any twelve month period unless Tenant is in default hereunder or unless Tenant assigns this Lease or subleases all or any portion of the Premises, whether or not in accordance with SECTION 8), Tenant shall provide an updated and current Tenant Operations Inquiry Form upon Landlord's request.

          4.2. SIGNAGE. Any and all signage must at all times fully comply with all applicable laws, regulations and ordinances. Tenant shall remove all signs of Tenant upon the expiration or earlier termination of this Lease and immediately repair any damage to the Premises caused by, or resulting from, such removal.

          4.3. LIENS. During the Term, Tenant will promptly, but no later than forty-five (45) days after the filing thereof, or such shorter period as shall prevent the forfeiture of the Premises, remove and discharge of record, by bond or otherwise, any charge, lien, security interest or encumbrance upon the Premises, or any Base Rent, or Additional Rent which arises for any reason, including all liens which arise out of the possession, use, occupancy, construction, repair or rebuilding of the Premises or by


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reason of labor or materials furnished or claimed to have been furnished to
Tenant for the Premises, but not including any permitted encumbrances or any mechanics liens created by Landlord. Nothing contained in this Lease shall be construed as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to or for the performance of any contractor, laborer, materialman, or vendor of any labor or services or for the furnishing of any materials for any construction, alteration, addition, repair or demolition of or to the Premises or any part thereof. Notice is hereby given that during the Term Landlord will not be liable for any labor, services or materials furnished or to be furnished to Tenant, or to anyone holding an interest in the Premises or any part thereof through or under Tenant, and that no mechanic's or other liens for any such labor, services or materials shall attach to or affect the interest of Landlord in and to the Premises. In the event of the failure of Tenant to discharge any charge, lien, security interest or encumbrances as aforesaid, Landlord may, if not discharged by Tenant within three (3) business days after written notice to Tenant, discharge such items by payment or bond or both, and SECTION 23.4 hereof shall apply. Provided Tenant is diligently contesting any such lien or encumbrance in accordance with applicable law, in lieu of a bond Tenant shall have the option to deposit cash with Landlord in an amount sufficient to fully discharge such lien or encumbrance (as reasonably determined by Landlord, the "LIEN DEPOSIT"), which Lien Deposit may be used by Landlord to discharge, settle or otherwise satisfy the applicable lien or encumbrance at any time after the commencement of foreclosure proceedings or before forfeiture of the Premises or any portion thereof.

     5. CONDITION AND DELIVERY OF PREMISES. Tenant agrees that Tenant is familiar with the condition of the Premises, and Tenant hereby accepts the foregoing on an "AS-IS," "WHERE-IS" basis. Tenant acknowledges that neither Landlord nor Agent, nor any representative of Landlord, has made any representation as to the condition of the foregoing or the suitability of the foregoing for Tenant's intended use. Tenant represents and warrants that Tenant has made its own inspection of the foregoing. Neither Landlord nor Agent shall be obligated to make any repairs, replacements or improvements (whether structural or otherwise) of any kind or nature to the foregoing in connection with, or in consideration of, this Lease.

     6. SUBORDINATION; ESTOPPEL CERTIFICATES; ATTORNMENT.

          6.1. SUBORDINATION AND ATTORNMENT. Provided Tenant is provided with a customary subordination, non-disturbance and attornment agreement by the holder of any mortgage or deed of trust of Landlord, this Lease is and shall be subject and subordinate at all times to (a) all ground leases or underlying leases that may now exist or hereafter be executed affecting the Premises and (b) any mortgage or deed of trust that may now exist or hereafter be placed upon, and encumber, any or all of (x) the Premises; (y) any ground leases or underlying leases for the benefit of the Premises; and (z) all or any portion of Landlord's interest or estate in any of said items. Tenant shall execute and deliver, within ten (10) days of Landlord's request, and in the form reasonably requested by Landlord (or its lender), any documents evidencing the subordination of this Lease. Tenant hereby covenants and agrees that Tenant shall attorn to any successor to Landlord.

          6.2. ESTOPPEL CERTIFICATE. Each of Landlord and Tenant agree, from time to time and within 10 days after request by the other, to deliver to the other, or their designee, an estoppel certificate stating such matters pertaining to this Lease as may be reasonably requested by Landlord or Tenant (as the case may be). Failure by Tenant to timely execute and deliver such certificate shall constitute an acceptance of the Premises and acknowledgment by Tenant that the statements included therein are true and correct without exception.

          6.3. TRANSFER BY LANDLORD. In the event of a sale or conveyance by Landlord of the Premises, the same shall operate to release Landlord from any future liability for any of the covenants or conditions, express or implied, herein contained in favor of Tenant, and in such event Tenant agrees to look solely to Landlord's successor in interest ("SUCCESSOR LANDLORD") with respect thereto and agrees to attorn to such successor.

     7. QUIET ENJOYMENT. Subject to the provisions of this Lease, so long as Tenant pays all of the Rent and performs all of its other obligations hereunder, Tenant shall not be disturbed in its possession of the Premises by Landlord, Agent or any other person lawfully claiming through or under Landlord.

     8. ASSIGNMENT AND SUBLETTING. Tenant shall not, except as otherwise expressly provided in this Section 8, (a) assign (whether directly or indirectly), in whole or in part, this Lease, or (b) allow this Lease to be assigned, in whole or in part, by operation of law or otherwise, including, without limitation, by transfer of a controlling interest (i.e. greater than a 25% interest) of stock, membership interests or partnership interests, or by merger or dissolution, which transfer of a controlling interest, merger or dissolution shall be deemed an assignment for purposes of this Lease (unless (i) Guarantor continues, following such transfer of a controlling interest, merger or dissolution, to guaranty the obligations of the Tenant under the Lease pursuant to the Guaranty and acknowledges the same in writing in form acceptable to Landlord and (ii) Landlord determines that the creditworthiness of Guarantor as of the date of such transfer, merger or dissolution is equal to or better than the creditworthiness of Guarantor as of the date of this

Lease), or (c) mortgage or pledge the Lease, or (d) sublet the Premises, in whole or in part, without (in the case of any or all of (a) through (d) above) the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Tenant may, however, assign this Lease or sublease a portion of the Premises to a wholly-owned subsidiary, provided that Tenant advises Landlord, in writing, in advance, and otherwise complies with the succeeding provisions of this SECTION 8. In no event shall any assignment or sublease ever release Tenant from any obligation or liability hereunder. Any purported assignment, mortgage, transfer, pledge or sublease made without the prior written consent of Landlord shall be absolutely null and void. No assignment of this Lease shall be effective and valid unless and until the assignee executes and delivers to Landlord any and all documentation reasonably required by Landlord in order to evidence assignee's assumption of all obligations of Tenant hereunder. Regardless of whether or not an assignee or sublessee executes and delivers any documentation to Landlord pursuant to the preceding sentence, any assignee or sublessee shall be deemed to have automatically attorned to Landlord in the event of any termination of this Lease. If this Lease is assigned, or if the Premises (or any part thereof) are sublet or used or occupied by anyone other than Tenant, whether or not in violation of this Lease, Landlord or Agent may (without prejudice to, or waiver of its rights), collect Rent from the assignee, subtenant or occupant. In the event of an assignment of this Lease and the payment of consideration from the assignee to the Tenant in connection therewith, 100% of such consideration shall be paid to Landlord. With respect to the allocable portion of the Premises sublet, in the event that the total rent and any other considerations received under any sublease by Tenant is greater than the total Rent required to be paid, from time to time, under this Lease, (y) Tenant shall pay to Landlord (which amounts shall be deemed a component of the Additional Rent) fifty percent (50%) of such excess as received from any subtenant leasing 5,000 or more square feet under its sublease and (z) Tenant shall retain one hundred percent (100%) of such excess as received from any subtenant leasing less than 5,000 square feet under its sublease.

     9. COMPLIANCE WITH LAWS.

          9.1. COMPLIANCE WITH LAWS. Tenant shall, at its sole expense (regardless of the cost thereof), comply with all local, state and federal laws, rules, regulations and requirements now or hereafter in force and all judicial and administrative decisions in connection with the enforcement thereof (collectively, "LAWS"), whether such Laws (a) pertaining to either or both of the Premises and Tenant's use and occupancy thereof; (b) concern or address matters of an environmental nature; (c) require the making of any structural, unforeseen or extraordinary changes; and (d) involve a change of policy on the part of the body enacting the same, including, in all instances described in (a) through (d), but not limited to, the Americans With Disabilities Act of 1990 (42 U.S.C. Section 12101 et seq.). If any license or permit is required for the conduct of Tenant's business in the Premises, Tenant, at its expense, shall procure such license prior to the Commencement Date, and shall maintain such license or permit in good standing throughout the Term. Tenant shall give prompt notice to Landlord of any written notice it receives of the alleged violation of any Law or requirement of any governmental or administrative authority with respect to either or both of the Premises and the use or occupation thereof.

          9.2. HAZARDOUS MATERIALS. If, at any time or from time to time during the Term (or any extension thereof), any Hazardous Material (defined below) is generated, transported, stored, used, treated or disposed of at, to, from, on or in the Premises by, or as a result of any act or omission of, any or all of Tenant and any or all of Tenant's Parties (defined below): (i) Tenant shall, at its own cost, at all times comply (and cause all others to comply) with all Laws relating to Hazardous Materials, and Tenant shall further, at its own cost, obtain and maintain in full force and effect at all times all permits and other approvals required in connection therewith; (ii) Tenant shall promptly provide Landlord or Agent with complete copies of all communications, permits or agreements with, from or issued by any governmental authority or agency (federal, state or local) or any private entity relating in any way to the presence, release, threat of release, or placement of Hazardous Materials on or in the Premises or any portion of the Premises, or the generation, transportation, storage, use, treatment, or disposal at, on, in or from the Premises, of any Hazardous Materials; (iii) Landlord, Agent and their respective agents and employees shall have the right to either or both (x) enter the Premises and (y) conduct appropriate tests for the purposes of ascertaining Tenant's compliance with all applicable Laws or permits relating in any way to the generation, transport, storage, use, treatment, disposal or presence of Hazardous Materials on, at, in or from all or any portion of the Premises; and
(iv) upon written request by Landlord or Agent, Tenant shall provide Landlord with the results of reasonably appropriate tests of air, water or soil to demonstrate that Tenant complies with all applicable Laws or permits relating in any way to the generation, transport, storage, use, treatment, disposal or presence of Hazardous Materials on, at, in or from all or any portion of the Premises. This SECTION 9.1 does not authorize the generation, transportation, storage, use, treatment or disposal of any Hazardous Materials at, to, from, on or in the Premises in contravention of this SECTION 9. Tenant covenants to investigate, clean up and otherwise remediate, at Tenant's sole expense, any release of Hazardous Materials caused, contributed to, or created by any or all of (A) Tenant and (B) any or all of Tenant's officers, directors, members, managers, partners, invitees, agents, employees, contractors or representatives ("TENANT PARTIES") during the Term. Such investigation and remediation shall be performed only after Tenant has obtained Landlord's prior written consent; provided, however, that Tenant shall be entitled to respond immediately to an emergency without first obtaining such consent. All remediation shall be performed in strict compliance with Laws and to the reasonable satisfaction of Landlord. Tenant shall not enter into any settlement agreement, consent decree or other compromise with respect to any claims relating to any Hazardous Materials in any way connected to the Premises without first obtaining Landlord's written consent (which consent may be given or withheld in Landlord's sole, but reasonable, discretion) and affording Landlord the reasonable opportunity to participate in any such proceedings. As used herein, the term, "HAZARDOUS MATERIALS," shall mean any waste, material or substance (whether in the form of liquids, solids or gases, and whether or not airborne) that is or may be deemed to be or include a pesticide, petroleum, asbestos, polychlorinated biphenyl, radioactive material, urea formaldehyde or any other pollutant or contaminant that is or may be deemed to be hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or that presents a risk to public health or to the environment, and that is or becomes regulated by any Law. The undertakings, covenants and obligations imposed on Tenant under this
SECTION 9.1 shall survive the termination or expiration of this Lease.

     10. INSURANCE.

          10.1. POLICIES. Tenant shall purchase, at its own expense, and keep in force at all times during this Lease the policies of insurance set forth below (collectively, "TENANT'S POLICIES"). All Tenant's Policies shall (a) be issued by an insurance company with a Best rating of A or better and otherwise reasonably acceptable to Landlord and shall be licensed to do business in the state in which the Premises is located; (b) provide that said insurance shall not be canceled or materially modified unless 30 days' prior written notice shall have been given to Landlord; (c) provide for deductible amounts that are reasonably acceptable to Landlord (and its lender, if applicable) and (d) otherwise be in such form, and include such coverages, as Landlord may reasonably require. The Tenant's Policies described in (i) and (ii) below shall
(1) provide coverage on an occurrence basis; (2) name Landlord and First Industrial, L.P. (and its lender, if applicable) as additional insured; (3) provide coverage, to the extent insurable, for the indemnity obligations of Tenant under this Lease; (4) contain a separation of insured parties provision;
(5) be primary, not contributing with, and not in excess of, coverage that Landlord may carry; and (6) provide coverage for a pollution incident arising from a hostile fire with a sublimit of no less than $1,000,000 (in excess of deductions). All Tenant's Policies (or, at Landlord's option, Certificates of Insurance and applicable endorsements, including, without limitation, an "Additional Insured-Managers or Landlords of Premises" endorsement) shall be delivered to Landlord prior to the Commencement Date and renewals thereof shall be delivered to Landlord's Corporate and Regional Notice Addresses at least 30 days prior to the applicable expiration date of each Tenant's Policy. In the event that Tenant fails, at any time or from time to time, to comply with the requirements of the preceding sentence, Landlord may (i) order such insurance and charge the cost thereof to Tenant, which amount shall be payable by Tenant to Landlord upon demand, as Additional Rent or (ii) impose on Tenant, as Additional Rent, a monthly delinquency fee, for each month during which Tenant fails to comply with the foregoing obligation, in an amount equal to five percent (5%) of the Base Rent then in effect. Tenant shall give prompt notice to Landlord and Agent of any bodily injury, death, personal injury, advertising injury or property damage occurring in and about the Premises.

          10.2. COVERAGES. Tenant shall purchase and maintain, throughout the Term, a Tenant's Policy(ies) of (i) "all-risk" commercial property insurance covering the improvements constructed, installed or located on the Premises (but excluding Tenant's Property) against all loss or damage caused by fire, ice, hurricane, earthquake, flood, windstorm, terrorism and such other risks of physical loss or damage as are covered by a causes of loss special form insurance policy, which coverage shall, at all times, be in an amount equal to 100% of the then "full replacement cost" of the Premises subject to a deductible not to exceed $250,000.00 ("Full Replacement Cost" shall be interpreted to mean the cost of replacing the Premises without deduction for depreciation or wear and tear, less the cost of footings, foundations and other structures below grade); (ii) commercial general or excess liability insurance, including personal injury and property damage, in the amount of not less than $2,000,000.00 per occurrence, and $5,000,000.00 annual general aggregate; (iii) comprehensive automobile liability insurance covering Tenant against any personal injuries or deaths of persons and property damage based upon or arising out of the ownership, use, occupancy or maintenance of a motor vehicle at the Premises and all areas appurtenant thereto in the amount of not less than $1,000,000, combined single limit; (iv) commercial property insurance covering the Premises Tenant's personal property (at their full replacement cost); (v) workers' compensation insurance per the applicable state statutes covering all employees of Tenant; (vi) rent loss insurance for the benefit of Landlord and if Tenant handles, stores or utilizes Hazardous Materials in its business operations, (vii) pollution legal liability insurance; and (viii) during any period of construction or during which any Alterations are being made, builder's risk coverage in an amount sufficient for such Alterations or other work or improvements performed on the Premises by Tenant. Notwithstanding anything to the contrary contained in this SECTION 10, Landlord shall have the right to, upon written notice to Tenant, purchase the aforementioned Tenant's Policies on Tenant's behalf and charge the cost thereof to Tenant, which amounts shall be payable by Tenant to Landlord, upon demand as Additional Rent.

          10.3. WAIVER OF SUBROGATION. Notwithstanding anything to the contrary in this Lease, Landlord and Tenant mutually waive their respective rights of recovery against each other and each other's officers, directors, constituent partners, members, agents and employees, and Tenant further waives such rights against (a) each lessor under any ground or underlying lease encumbering the Premises and
(b) each lender under any mortgage or deed of trust or other lien encumbering the Premises (or any portion thereof or interest therein), to the extent any loss is insured against or required to be insured against under this Lease, including, but not limited to, losses, deductibles or self-insured retentions covered by Landlord's or Tenant's commercial property, general liability, automobile liability or workers' compensation policies described above, This provision is intended to waive, fully and for the benefit of each party to this Lease, any and all rights and claims that might give rise to a right of subrogation by any insurance carrier. Each party shall cause its respective insurance policy(ies) to be endorsed to evidence compliance with such waiver.

     11.  ALTERATIONS.

          11.1. NON-STRUCTURAL ALTERATIONS. Tenant may, from time to time at its sole expense, make alterations or improvements in and to the Premises (hereinafter collectively referred to as "ALTERATIONS") provided that:

               (i) such Alterations are non-structural and (a) with respect to non-structural Alterations with an aggregate cost of $50,000.00 or less, Tenant delivers prior written notice thereof to Landlord, and (b) with respect to non-structural Alterations with an aggregate cost greater than $50,000, Tenant first obtains the prior written consent from Landlord in each instance; and

               (ii) Tenant, in every instance, complies with the terms and conditions of SECTION 11.3 below.

          11.2. CONSENT TO ALTERATIONS. Landlord's consent to Alterations, when required, shall not be unreasonably withheld, conditioned or delayed, provided that: (a) the Alterations are non-structural and the structural integrity of the Premises shall not be affected; (b) the proper functioning of the mechanical, electrical, heating, ventilating, air-conditioning ("HVAC"), sanitary and other service systems of the Premises shall not be affected and the usage of such systems by Tenant shall not be increased; (c) Tenant shall have appropriate insurance coverage, reasonably satisfactory to Landlord, regarding the performance and installation of the Alterations; and (d) Tenant shall have provided Landlord with reasonably detailed plans for such Alterations in advance of requesting Landlord's consent. With respect to any structural Alterations approved by Landlord, Tenant may request that Landlord finance the cost of such Alterations upon terms and conditions acceptable to Landlord in its sole but reasonable discretion (including, without limitation, an increase in Base Rent to reflect such financing).

          11.3. OTHER REQUIREMENTS. Before proceeding with any Alterations, Tenant shall (i) at Tenant's expense, obtain all necessary governmental permits and certificates for the commencement and prosecution of Alterations; (ii) if Landlord's consent is required for the planned Alteration, submit to Landlord, for its written approval, working drawings, plans and specifications and all permits for the work to be done and Tenant shall not proceed with such Alterations until it has received Landlord's approval (if required); and (iii) cause those contractors, materialmen and suppliers engaged to perform the Alterations to deliver to Landlord certificates of insurance (in a form reasonably acceptable to Landlord) evidencing policies of builders risk, commercial general liability insurance (providing the same coverages as required in SECTION 10 above) and workers' compensation insurance. Such insurance policies shall satisfy the obligations imposed under SECTION 10. Tenant shall cause the Alterations to be performed in compliance with all applicable permits, Laws and requirements of public authorities, and with Landlord's reasonable rules and regulations or any other restrictions that Landlord may impose on the Alterations. Tenant shall cause the Alterations to be diligently performed in a good and workmanlike manner, using materials and equipment at least equal in quality and class to the standards for the Premises established by Landlord. Tenant shall provide Landlord with "as built" plans, copies of all construction contracts, governmental permits and certificates and proof of payment for all labor and materials, including, without limitation, copies of paid invoices and final lien waivers. If Landlord's consent to any Alterations is required, and Landlord provides that consent, then at the time Landlord so consents, Landlord shall also advise Tenant whether or not Landlord shall require that Tenant remove such Alterations at the expiration or termination of this Lease. If Landlord requires Tenant to remove the Alterations, then, during the remainder of the Term, Tenant shall be responsible for the maintenance of appropriate commercial property insurance (pursuant to SECTION 10) therefor; however, if Landlord shall not require that Tenant remove the Alterations, such Alterations shall constitute Landlord's Property. The parties do not intend that the making of Alterations shall: (A) constitute income to Landlord; or (B) result in some or all of the federal, state or municipal income tax deductions which Landlord would otherwise be permitted to report with respect to the Premises or this Lease being deferred or denied; or (C) cause this Lease not to be a true lease for federal income tax purposes. Notwithstanding anything herein to the contrary, Landlord reserves the right to withhold its consent to any proposed Alteration (or the financing of any such improvement) if Landlord concludes that the making or financing or such improvements would result in some or all of federal, state or municipal income tax deductions which Landlord would otherwise be permitted to report with respect to the Premises or this Lease being deferred or denied or cause this Lease not to be a true lease for federal income tax purposes.

     12. LANDLORD'S AND TENANT'S PREMISES. All fixtures, machinery, equipment (but excluding the list of Tenant's equipment and other property attached hereto as EXHIBIT F), improvements and appurtenances attached to, or built into, the Premises at the commencement of, or during the Term, whether or not placed there by or at the expense of Tenant, shall become and remain a part of the Premises; shall be deemed the property of Landlord (the "LANDLORD'S PROPERTY"), without compensation or credit to Tenant; and shall not be removed by Tenant at the Expiration Date unless Landlord requires their removal (including, but not limited to, Alterations pursuant to SECTION 11) by notifying Tenant, in writing, or before the Expiration Date or earlier termination date of this Lease. Further, any personal property in the Premises on the Commencement Date, movable or otherwise, unless installed and paid for by Tenant, shall also constitute Landlord's Property and shall not be removed by Tenant. In no event shall Tenant remove any of the following materials or equipment without Landlord's prior written consent (which consent may be given or withheld in Landlord's sole discretion): any power wiring or power panels, lighting or lighting fixtures, wall or window coverings, carpets or other floor coverings, heaters, air conditioners or any other HVAC equipment, fencing or security gates, or other similar Buildings operating equipment and decorations. At or before the Expiration Date, or the date of any earlier termination, Tenant, at its expense, shall remove from the Premises all of Tenant's personal property and any Alterations that Landlord requires be removed pursuant to SECTION 11 (including, without limitation the personal property listed on EXHIBIT C and that listed on EXHIBIT F), and Tenant shall repair (to Landlord's reasonable satisfaction) any damage to the Premises resulting from such installation and/or removal. Any other items of Tenant's personal property that shall remain in the Premises after the Expiration Date, or following an earlier termination date, may, at the option of Landlord, be deemed to have been abandoned, and in such case, such items may be retained by Landlord as its property or be disposed of by Landlord, in Landlord's sole and absolute discretion and without accountability, at Tenant's expense. Notwithstanding the foregoing, if Tenant is in default under the terms of this Lease, Tenant may remove Tenant's personal property from the Premises only upon the express written direction of Landlord.

     13. REPAIRS AND MAINTENANCE. Tenant acknowledges that, with full awareness of its obligations under this Lease, Tenant has accepted the condition, state of repair and appearance of the Premises. Except for events of damage, destruction or casualty to the Premises (to the extent addressed in SECTION 18 below), Tenant agrees that, at its sole expense, it shall put, keep and maintain the Premises, including any Alterations and any altered, rebuilt, additional or substituted Buildings, structures and other improvements thereto or thereon, in the same condition that exists on the Commencement Date (reasonable wear and tear excepted), and in a safe condition, repair and appearance (collectively, the "REQUIRED CONDITION") and shall make all repairs and replacements necessary therefor. Without limiting the foregoing, Tenant shall promptly make all structural and nonstructural, foreseen and unforeseen, ordinary and extraordinary changes, replacements and repairs of every kind and nature (including, without limitation, to the roof structure and roof covering, sidewalks, driveways, curbs, loading areas, landscaped areas and parking lot, and the electrical, mechanical, HVAC, and plumbing systems), and correct any patent or latent defects in the Premises, which may be required to put, keep and maintain the Premises in the Required Condition. Tenant will keep the Premises orderly and free and clear of rubbish. Tenant covenants to perform or observe all terms, covenants and conditions of any easement, restriction, covenant, declaration or maintenance agreement (collectively, "EASEMENTS") to which the Premises are currently subject or become subject pursuant to this Lease, whether or not such performance is required of Landlord under such Easements, including, without limitation, payment of all amounts due from Landlord or Tenant (whether as assessments, service fees or other charges) under such Easements. Tenant shall deliver to Landlord promptly, but in no event later than five (5) business days after receipt thereof, copies of all written notices received from any party thereto regarding the non-compliance of the Premises or Landlord's or Tenant's performance of obligations under any Easements. Tenant shall, at its expenses, use reasonable efforts to enforce compliance with any Easements benefiting the Premises by any other person or entity or property subject to such Easement. Landlord shall not be required to maintain, repair or rebuild, or to make any alterations, replacements or renewals of any nature to the Premises, or any part thereof, whether ordinary or extraordinary, structural or nonstructural, foreseen or not foreseen, or to maintain the Premises or any part thereof in any way or to correct any patent or latent defect therein. Tenant hereby expressly waives any right to make repairs at the expense of Landlord which may be provided for in any Law in effect at the Commencement Date or that may thereafter be enacted. If Tenant shall vacate or abandon the Premises, it shall give Landlord immediate written notice thereof.

     14. UTILITIES. Tenant shall purchase all utility services and shall provide for garbage, cleaning and extermination services. Tenant shall pay the utility charges for the Premises directly to the utility or municipality providing such service, all charges shall be paid by Tenant before they become delinquent. Tenant shall be solely responsible for the repair and maintenance of any meters necessary in connection with such services. Tenant's use of electrical energy in the Premises shall not, at any time, exceed the capacity of either or both of
(x) any of the electrical conductors and equipment in or otherwise servicing the Premises; and (y) the HVAC systems of the Premises.

     15. INVOLUNTARY CESSATION OF SERVICES. If and to the extent Landlord directly provides any such services to Tenant, Landlord reserves the right, without any liability to Tenant and without affecting Tenant's covenants and obligations hereunder, to stop service of any or all of the HVAC, electric, sanitary, elevator (if any), and other systems serving the

Premises, or to stop any other services provided by Landlord under this Lease, whenever and for so long as may be necessary by reason of (i) accidents, emergencies, strikes, or (ii) any other cause beyond Landlord's reasonable control. Further, it is also understood and agreed that Landlord or Agent shall have no liability or responsibility for a cessation of any services to the Premises that occurs as a result of causes beyond Landlord's or Agent's reasonable control. No such interruption of any service shall be deemed an eviction or disturbance of Tenant's use and possession of the Premises or any part thereof, or render Landlord or Agent liable to Tenant for damages, or relieve Tenant from performance of Tenant's obligations under this Lease, including, but not limited to, the obligation to pay Rent.

     16. LANDLORD'S RIGHTS. Upon reasonable prior notice to Tenant (which may be delivered telephonically) and as long as Landlord does not unreasonably interfere with Tenant's operations, Landlord, Agent and their respective agents, employees and representatives shall have the right to enter and/or pass through the Premises at any time or times (except in the event of emergency for which no reasonable prior notice is required) to examine and inspect the Premises and to show them to actual and prospective lenders, prospective purchasers or mortgagees of the Premises or providers of capital to Landlord and its affiliates; and in connection with the foregoing, to install a sign at or on the Premises to advertise the Premises for lease or sale; during the period of six months prior to the Expiration Date (or at any time, if Tenant has vacated or abandoned the Premises or is otherwise in default under this Lease), Landlord and its agents may exhibit the Premises to prospective tenants. Additionally, Landlord and Agent shall have the following rights with respect to the Premises, exercisable without notice to Tenant, without liability to Tenant, and without being deemed an eviction or disturbance of Tenant's use or possession of the Premises or giving rise to any claim for setoff or abatement of Rent: (i) to have pass keys, access cards, or both, to the Premises; and (ii) to decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant vacates or abandons the Premises for more than 30 consecutive days or without notice to Landlord of Tenant's intention to reoccupy the Premises.

     17. NON-LIABILITY AND INDEMNIFICATION.

          17.1. NON-LIABILITY. Except to the extent directly caused by the willful misconduct or gross negligence of Landlord or Agent, none of Landlord, Agent, any other managing agent, or their respective affiliates, owners, partners, directors, officers, agents and employees shall be liable to Tenant for any loss, injury, or damage, to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss. Further, except to the extent directly caused by the willful misconduct or gross negligence of Landlord or Agent, none of Landlord, Agent, any other managing agent, or their respective affiliates, owners, partners, directors, officers, agents and employees shall be liable to Tenant (a) for any damage caused by other persons in, upon or about the Premises, or caused by operations in construction of any public or quasi-public work; (b) with respect to matters for which Landlord is liable, for consequential or indirect damages purportedly arising out of any loss of use of the Premises or any equipment or facilities therein by Tenant or any person claiming through or under Tenant; (c) for any defect in the Premises; (d) for injury or damage to person or property caused by fire, or theft, or resulting from the operation of heating or air conditioning or lighting apparatus, or from falling plaster, or from steam, gas, electricity, water, rain, snow, ice, or dampness, that may leak or flow from any part of the Premises, or from the pipes, appliances or plumbing work of the same.

          17.2. TENANT INDEMNIFICATION. Except for the Landlord's gross negligence, sole negligence or willful misconduct, Tenant hereby indemnifies, defends, and holds Landlord, Agent and their respective affiliates, owners, partners, members, directors, officers, agents and employees (collectively, "LANDLORD INDEMNIFIED PARTIES") harmless from and against any and all Losses (defined below) arising from or in connection with any or all of: (a) the ownership of the Premises by Landlord; (b) the conduct or management of the Premises or any business therein, or any work or Alterations done, or any condition created by any or all of Tenant and Tenant's Parties in or about the Premises during the Term or during the period of time, if any, prior to the Commencement Date that Tenant is given access to the Premises; (c) any act, omission or negligence of any or all of Tenant and Tenant's Parties; (d) any accident, injury or damage whatsoever occurring in, at or upon the Premises and caused by any or all of Tenant and Tenant's Parties; (e) any breach by Tenant of any or all of its warranties, representations and covenants under this Lease;
(f) any actions necessary to protect Landlord's interest under this Lease in a bankruptcy proceeding or other proceeding under the Bankruptcy Code relating to this Lease or Tenant; (g) the creation or existence of any Hazardous Materials in, at, on or under the Premises, if and to the extent brought to the Premises or caused by Tenant or any party within Tenant's control; and (h) any violation or alleged violation by any or all of Tenant and Tenant's Parties of any Law (collectively, "TENANT'S INDEMNIFIED MATTERS"). In case any action or proceeding is brought against any or all of Landlord and the Landlord Indemnified Parties by reason of any of Tenant's Indemnified Matters, Tenant, upon notice from any or all of Landlord, Agent or any Superior Party (defined below), shall resist and defend such action or proceeding by counsel reasonably satisfactory to, or selected by, Landlord. The term "LOSSES" shall mean all claims, demands, expenses, actions, judgments, damages (actual, but not consequential), penalties, fines, liabilities, losses of every kind and nature, suits, administrative proceedings, costs and fees, including, without limitation, attorneys' and consultants' reasonable


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

fees and expenses, and the costs of cleanup, remediation, removal and restoration, that are in any way related to any matter covered by the foregoing indemnity. The provisions of this SECTION 17.2 shall survive the expiration or termination of this Lease.

     18. CASUALTY AND CONDEMNATION.

     18.1. CASUALTY. If the Building and/or other improvements on the Premises shall be damaged or destroyed by fire or other casualty (each, a "CASUALTY"), Tenant, at Tenant's sole cost and expense, shall promptly and diligently repair, rebuild or replace such Building and other improvements, so as to restore the Premises to the condition in which they were immediately prior to such damage or destruction, irrespective of whether any insurance proceeds are adequate or available to repair, rebuild or replace such Building. The net proceeds of any insurance (other than rent insurance) recovered by reason of such damage to or such destruction of the Building and/or other improvements on the Premises in excess of the cost of adjusting the insurance claim and collecting the insurance proceeds (such excess being hereinafter called the "NET INSURANCE PROCEEDS") shall be held in trust by Landlord or held by any holder of an interest in the Premises which may be superior to Tenant's interest under this Lease (a "HOLDER") and released for the purpose of paying the fair and reasonable cost of restoring such Building and other improvements. Such net insurance proceeds shall be released from time to time as the work progresses to Tenant or to Tenant's contractors. Prior to the commencement of the work, Tenant shall deliver to Landlord reasonable proof that such net insurance proceeds are adequate to pay the cost of such restoration. If such net insurance proceeds are not adequate, Tenant shall pay, out of funds other than such net insurance proceeds, the amount by which such cost will exceed such net insurance proceeds and shall furnish proof to Landlord of the payment of such excess for work performed, before Landlord or any such Holder shall release any part of such net insurance proceeds. If such net insurance proceeds are more than adequate, the amount by which such net insurance proceeds exceed the cost of restoration will be retained by Landlord or applied to repayment of any mortgage loan. If a Holder shall decline to make the net insurance proceeds available for the restoration provided herein and Landlord does not elect to substitute other funds for such insurance proceeds, Landlord shall have the right to terminate this Lease unless Tenant pays Landlord, within thirty (30) days after written notice from Landlord to Tenant, an amount sufficient to fully complete such restoration (as reasonably calculated by Landlord).

     18.2. CONDEMNATION.

          18.2.1. CONDEMNATION OF ENTIRE PREMISES. If all or substantially of the Premises is taken or condemned for a public or quasi-public use ("CONDEMNATION"), the provisions of SECTION 18.3 shall apply.

          18.2.2. PARTIAL CONDEMNATION. If less than all or substantially all of the Premises is subject to a Condemnation, Tenant shall restore the Building and other improvements upon the Premises to a condition and size as nearly comparable as reasonably possible to the condition and size thereof immediately prior to the Condemnation, and there shall be an equitable abatement of the minimum rent according to the value of the Premises before and after the Condemnation. In the event that the parties are unable to agree upon the amount of such abatement, either party may submit the issue for arbitration pursuant to the rules then obtaining of the American Arbitration Association and the determination or award rendered by the arbitrator/s/ shall be final, conclusive and binding upon the parties and not subject to appeal, and judgment thereon may be entered in any court of competent jurisdiction.

          18.2.3. AWARD. Tenant shall have the right to make a claim against the condemnor for moving and related expenses which are payable to tenants under applicable law without reducing the awards otherwise payable to Landlord and the Holders. Except as aforesaid, Tenant hereby waives all claims against Landlord and all claims against the condemnor, and Tenant hereby assigns to Landlord all claims against the condemnor including, without limitation, all claims for leasehold damages and diminution in the value of Tenant's leasehold interest. If only part of the Premises is Condemned, the net proceeds of any Condemnation award recovered by reason of any taking or Condemnation of the Premises in excess of the cost of collecting the award and in excess of any portion thereof attributable to the then-current market value of the land taken or Condemned (such excess being hereinafter called the "NET CONDEMNATION PROCEEDS") shall be held in trust by Landlord or any Holder and released for the purpose of paying the fair and reasonable cost of restoring the Building or Buildings and other improvements damaged by reason of the taking or Condemnation. Such net Condemnation proceeds shall be released from time to time as the work progresses to Tenant or to Tenant's contractors. Prior to the commencement of the work, Tenant shall deliver to Landlord reasonable proof that such net condemnation proceeds are adequate to pay the cost of such restoration. If such net condemnation proceeds are not adequate, Tenant shall pay, out of funds other than such net condemnation proceeds, the amount by which such cost will exceed such net condemnation proceeds and shall furnish proof to Landlord of the payment of such excess for work performed before Landlord or any such Holder shall release any part of such net condemnation proceeds. If such net condemnation proceeds are more than adequate, the amount by which such net condemnation proceeds exceed the cost of restoration will be retained by Landlord or applied to repayment of any Mortgage Loan secured by the Premises. In the event that the parties are unable to agree upon the portion of the award attributable to the then-current market value of the land taken or Condemned, either party may submit the issue for arbitration pursuant to the rules then obtaining of the American Arbitration Association and the determination or award rendered by the arbitrator(s) shall be final, conclusive and binding upon the parties and not subject to appeal, and judgment thereon may be entered in any court of competent jurisdiction.

          18.2.4. TEMPORARY TAKING. If the condemnor should take only the right to possession for a fixed period of time or for the duration of an emergency or other temporary condition (a "TEMPORARY TAKING"), then, notwithstanding anything hereinabove provided, this Lease shall continue in full force and effect without any abatement of rent, but the amounts payable by the condemnor with respect to any period of time prior to the expiration or sooner termination of this Lease shall be paid by the condemnor to Landlord and the condemnor shall be considered a subtenant of Tenant. If the amounts payable hereunder by the condemnor are paid in monthly installments, Landlord shall apply the amount of such installments, or as much thereof as may be necessary for the purpose, toward the amount of rent due from Tenant as rent for that period, and Tenant shall pay to Landlord any deficiency between the monthly amount thus paid by the condemnor and the amount of the rent, while Landlord shall pay over to Tenant any excess of the amount of the award over the amount of the rent.

     18.3. TERMINATION OF LEASE FOLLOWING MAJOR CASUALTY OF MAJOR CONDEMNATION.

          18.3.1. If a (1) Casualty, (2) Condemnation, or (3) Material Temporary Taking shall affect all or A substantial portion of the Premises, and:

          18.3.1.1. in the case of a Casualty, such Casualty shall be deemed a "total loss" for insurance purposes or shall be determined to be a loss of such dimension that the Premises cannot be completely restored or rebuilt within two hundred seventy (270) days computed after the hypothetical date of commencement of such construction (a "MAJOR CASUALTY"); or

          18.3.1.2. in the case of a Condemnation (other than a Temporary Taking), such Condemnation shall, in Tenant's and Landlord's reasonable judgment, render the Premises unsuitable for restoration for continued use and occupancy of Tenant's business;

then Tenant may, at its option, exercisable not later than sixty (60) days after the date of such Major Casualty or Condenmation, deliver to Landlord each of the following: (A) notice (a "TERMINATION NOTICE") of its intention to terminate this Lease on the next rental payment date that occurs not less than ninety (90) days after the delivery of such notice (the "TERMINATION DATE"); (B) in the case of a Condemnation, a certificate of an authorized officer of Tenant describing the event giving rise to such termination; (C) in the case of a Major Casualty,
(x) the certificate of an architect licensed in the state in which the Premises is located stating that the architect has determined, in its good faith judgment, that the Premises cannot be completely restored or rebuilt for continued use and occupancy in Tenant's business within a building construction period of two hundred seventy (270) days computed from the hypothetical date of commencement of such construction or (y) written confirmation from the issuer of the applicable insurance policy that it will treat the damage to the Building or Buildings as a "total loss"; and (D) an irrevocable offer (a "EVENT OF LOSS PURCHASE OFFER") by Tenant to Landlord to purchase the Premises on the Termination Date.

     If Landlord shall reject the Event of Loss Purchase Offer by written notice given to Tenant not later than fifteen (15) days prior to the Termination Date, this Lease shall terminate on the Termination Date, except with respect to obligations and liabilities of Tenant or Landlord hereunder, actual or contingent, which have arisen on or prior to the Termination Date, upon payment by Tenant of all of the Base Rent, Additional Rent and other sums then due and payable or accrued hereunder to and including the Termination Date, and the net condemnation proceeds or net insurance proceeds (as the case may be) shall belong to Landlord. Tenant shall, on or before the Termination Date, execute and deliver to Landlord an outright assignment of such proceeds in form and substance reasonably acceptable to Landlord and pay to Landlord an amount equal to any applicable insurance deductible or self-insurance amounts. Unless Landlord shall have rejected the Event of Loss Purchase Offer in accordance with this SECTION 18.3.1, Landlord shall be conclusively considered to have accepted the Event of Loss Purchase Offer. In the event Landlord accepts (or is deemed to have accepted) the Event of Loss Purchase Offer, then, on the Termination Date
(1) Tenant shall pay to Landlord a purchase price determined pursuant to EXHIBIT E attached hereto, (2) Landlord shall convey to Tenant or its designee the Premises, and (3) Landlord shall assign to Tenant or its designee all of Landlord's interest in the net condemnation proceeds or net insurance proceeds (as the case may be), by assignment in form and substance reasonably acceptable to Tenant or, if Landlord has already received all or a portion of such net condemnation proceeds or net insurance proceeds (as the case may be), then Landlord shall pay the same to Tenant or Tenant's designee after deducting Landlord's costs payable by Tenant hereunder. Such sale shall otherwise be consummated in accordance with the terms set forth in SECTION 18.3.2 below. In the event Tenant fails to deliver the Termination Notice and the Event of Loss Purchase Offer in accordance with the time deadlines set forth in this SECTION 18.3, then, at Landlord's election, Tenant shall have no right to terminate this Lease or right to make an offer to purchase the Premises, and the Lease will continue in full force and effect.

          18.3.2. CLOSING/CONVEYANCE PROCEDURES. In the event, pursuant to the terms and conditions of SECTION 18.3.1 above, Landlord is to convey its interest in the Premises to Tenant as a result of an Event of Loss Purchase Offer, the following provisions shall apply:

               18.3.2.1. The purchase of the Premises contemplated herein shall be consummated at a closing ("LOSS CLOSING") to take place at the offices of Landlord or Landlord's counsel. The Loss Closing shall occur on the date (the "LOSS CLOSING DATE") which is no later than sixty (60) days after Landlord's receipt of a timely Exercise Notice or such other date as the parties shall mutually agree in writing. The Loss Closing shall be effective as of 11:59 p.m. on the Loss Closing Date. Time is of the essence.

               18.3.2.2. The total purchase price to be paid to Landlord by Tenant at the Loss Closing for the sale hereunder shall be an amount equal to the applicable purchase price set forth on EXHIBIT D attached hereto. In the event of a Loss Closing hereunder, Tenant shall not have the right to escrow or hold back any portion of the purchase price hereunder. The purchase price shall be paid to Landlord at the Loss Closing, by federal wire transfer of immediately available funds.

               18.3.2.3. At the Loss Closing, Landlord shall convey fee simple title to the Premises to Tenant (or its assignee or designee) pursuant to a quitclaim deed, subject to (a) Taxes; (b) those matters and exceptions shown in Landlord's existing owner's policy of title insurance dated ______, 2006, issued by First American Title Insurance Company (File No. NCS-207043) and the survey prepared by Millman Surveying Inc. dated January 9, 2006 as Project Number MSI Site 7340; (c) those matters that may be otherwise specifically approved, in writing, by Tenant or otherwise deemed approved or accepted by Tenant, or that otherwise result from the construction of any improvements or Alterations by Tenant; (d) matters arising out of any act of Tenant or any or all of its affiliates, representatives, lenders, agents, contractors, employees or invitees; and (e) any lien, claim or encumbrance or other matter, except liens, claims, adverse encumbrances directly caused by any act of Landlord or its affiliates, representatives, lenders, agents, contractors or employees.

               18.3.2.4. The sale of the Premises as provided for herein shall be made on a strictly "AS IS," "WHERE-IS" basis as of the Loss Closing Date, without any representations or warranties, of any nature whatsoever from Landlord. Landlord hereby specifically disclaims any warranty (oral or written) concerning: (i) the nature and condition of the Premises and the suitability thereof for any and all activities and uses that Tenant may elect to conduct thereon, (ii) the manner, construction, condition and state of repair or lack of repair of any improvements located thereon, (iii) the nature and extent of any right-of-way, lien, encumbrance, license, reservation, condition or otherwise,
(iv) the compliance of the Premises or its operation with any laws, rules, ordinances, or regulations of any government or other body; and (v) any other matter whatsoever. Tenant expressly acknowledges that, in consideration of the agreements of Landlord herein, LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF QUANTITY, QUALITY, CONDITION, HABITABILITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PREMISES, ANY IMPROVEMENTS LOCATED THEREON, OR ANY SOIL CONDITIONS RELATED THERETO. TENANT SPECIFICALLY ACKNOWLEDGES THAT TENANT IS NOT RELYING ON (AND LANDLORD HEREBY DISCLAIMS AND RENOUNCES) ANY REPRESENTATIONS OR WARRANTIES MADE BY OR ON BEHALF OF LANDLORD OF ANY KIND OR NATURE WHATSOEVER.

               18.3.2.5. If Tenant fails to timely perform or satisfy any of its obligations imposed under this SECTION 18.3, including its obligation to timely close on the purchase of the Premises, then such failure shall constitute a default by Tenant under this Lease (for which there is no cure period), and Landlord shall have all rights and remedies available to it under this Lease, at law or in equity (including, without limitation the right to file an action to specifically enforce the terms of this SECTION 18.3), with respect to such default.

               18.3.2.6. Upon the purchase of the Premises pursuant to SECTION
18.3.1 above, this Lease shall terminate except for provisions under this Lease that by their terms specifically survive.

               18.3.2.7. Landlord and Tenant each hereby indemnify, protect and defend and hold the other harmless from and against all losses, claims, costs, expenses, damages (including, but not limited to, reasonable fees of counsel selected by the indemnified party) resulting from the claims of any broker, finder, or other such party claiming by, through or under the acts or agreements of the indemnifying party. The obligations of the parties pursuant to this SECTION 18.3 shall survive any termination of this Lease.

               18.3.2.8. There shall be no prorations of any cost items relating to the Premises, whether Taxes, Operating Expenses or otherwise; provided, however, that if and to the extent that, as of the Loss Closing, Landlord has paid any bills for any ownership expenses incurred (prior to Closing) in connection with the ownership and operation of the Premises and, under the terms of this Lease, Tenant would be required to reimburse Landlord for some or all of such expenses, then at Closing, Tenant shall be required to pay to Landlord, in addition to the purchase price set forth above, any such accrued Operating Expenses (including, but not limited to, Taxes) for which Tenant is responsible under this Lease.

               18.3.2.9. Provided the Loss Closing is consummated in accordance with this SECTION 18.3, Tenant shall pay for all closing costs, including, but not limited to, the cost to record the deed, any transfer taxes, any closing escrow fees, the costs of any title insurance policy and the cost of the survey. Tenant shall be solely responsible for procuring the title insurance policy and the survey and in no event shall the procurement of those items be a condition precedent to Tenant's obligation to acquire the Premises. All other costs shall be paid in accordance with local custom. Each of Landlord and Tenant shall be responsible for their respective attorneys' fees.

     19. SURRENDER AND HOLDOVER. On the last day of the Term, or upon any earlier termination of this Lease, or upon any re-entry by Landlord upon the
Premises: (a) Tenant shall quit and surrender the Premises to Landlord "broom-clean" (as defined by EXHIBIT C, attached hereto and incorporated herein by reference), and in a condition that would reasonably be expected with normal and customary use in accordance with prudent operating practices and in accordance with the covenants and requirements imposed under this Lease, subject only to ordinary wear and tear (as is attributable to deterioration by reason of time and use, in spite of Tenant's reasonable care) and such damage or destruction as Landlord is required to repair or restore under this Lease; (b) Tenant shall remove all of Tenant's personal property therefrom, except as otherwise expressly provided in this Lease, and (c) Tenant shall surrender to Landlord any and all keys, access cards, computer codes or any other items used to access the Premises. Upon prior notice (which may be delivered telephonically), Landlord shall be permitted to inspect the Premises in order to verify compliance with this SECTION 19 at any time prior to (x) the Expiration Date, (y) the effective date of any earlier termination of this Lease, or (z) the surrender date otherwise agreed to in writing by Landlord and Tenant. The obligations imposed under the first sentence of this SECTION 19 shall survive the termination or expiration of this Lease. If Tenant remains in possession after the Expiration Date hereof or after any earlier termination date of this Lease or of Tenant's right to possession: (i) Tenant shall be deemed a tenant-at-will; (ii) Tenant shall pay 150% of the aggregate of all Rent last prevailing hereunder, and also shall pay all actual damages sustained by Landlord, directly by reason of Tenant's remaining in possession after the expiration or termination of this Lease; (iii) there shall be no renewal or extension of this Lease by operation of law; and (iv) the tenancy-at-will may be terminated by either party hereto upon 30 days' prior written notice given by the terminating party to the non-terminating party. The provisions of this
SECTION 19 shall not constitute a waiver by Landlord of any re-entry rights of Landlord provided hereunder or by law.

     20. EVENTS OF DEFAULT.

          20.1. BANKRUPTCY OF TENANT. It shall be a default by Tenant under this Lease ("DEFAULT" or "EVENT OF DEFAULT") if Tenant makes an assignment for the benefit of creditors, or files a voluntary petition under any state or federal bankruptcy (including the United States Bankruptcy Code) or insolvency law, or an involuntary petition is filed against Tenant under any state or federal bankruptcy (including the United States Bankruptcy Code) or insolvency law that is not dismissed within 90 days after filing, or whenever a receiver of Tenant, or of, or for, the property of Tenant shall be appointed, or Tenant admits it is insolvent or is not able to pay its debts as they mature.

          20.2. DEFAULT PROVISIONS. In addition to any Default arising under
SECTION 20.1 above, each of the following shall constitute a Default: (a) if Tenant fails to pay Rent or any other payment when due hereunder within five (5) days after written notice from Landlord of such failure to pay on the due date; provided, however, that if in any consecutive 12 month period, Tenant shall, on two (2) separate occasions, fail to pay any installment of Rent on the date such installment of Rent is due, then, on the third such occasion and on each occasion thereafter on which Tenant shall fail to pay an installment of Rent on the date such installment of Rent is due, Landlord shall be relieved from any obligation to provide notice to Tenant, and Tenant shall then no longer have a five day period in which to cure any such failure; (b) if Tenant fails, whether by action or inaction, to timely comply with, or satisfy, any or all of the obligations imposed on Tenant under this Lease (other than the obligation to pay
Rent) for a period of 30 days after Landlord's delivery to Tenant of written notice of such default under this SECTION 20.2(B); provided, however, that if the default cannot, by its nature, be cured within such 30 day period, but Tenant commences and diligently pursues a cure of such default promptly within the initial 30 day cure period, then, as long as Tenant continues to diligently pursue such a cure, Landlord shall not exercise its remedies under SECTION 21 unless such default remains uncured for more than 120 days after the initial delivery of Landlord's original default notice; and, at Landlord's election, (c) if Tenant vacates or abandons the Premises during the Term for more than 45 consecutive days.

     21. RIGHTS AND REMEDIES.

          21.1. LANDLORD'S CURE RIGHTS UPON DEFAULT OF TENANT. If a Default occurs, then Landlord may (but shall not be obligated to) cure or remedy the Default for the account of, and at the expense of, Tenant, but without waiving such Default.

          21.2. LANDLORD'S REMEDIES. In the event of any Default by Tenant under this Lease, Landlord, at its option, may, in addition to any and all other rights and remedies provided in this Lease or otherwise at law or in equity do or perform any or all of the following:

               21.2.1. Terminate Tenant's right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession to Landlord. In such event, Landlord shall be entitled to recover from Tenant all of: (i) the unpaid Rent that is accrued and unpaid as of the date on which this Lease is terminated; (ii) the worth, at the time of award, of the amount by which (x) the unpaid Rent that would otherwise be due and payable under this Lease (had this Lease not been terminated) for the period of time from the date on which this Lease is terminated through the Expiration Date exceeds (y) the amount of such rental loss that the Tenant proves could have been reasonably avoided; and (iii) any other amount necessary to compensate Landlord for all the detriment proximately caused by the Tenant's failure to perform its obligations under this Lease or which, in the ordinary course of events, would be likely to result therefrom, including but not limited to, the cost of recovering possession of the Premises, expenses of reletting, including renovation and alteration of the Premises, reasonable attorneys' fees, and that portion of any leasing commission paid by Landlord in connection with this Lease applicable to the unexpired Term (as of the date on which this Lease is terminated). The worth, at the time of award, of the amount referred to in provision (ii) of the immediately preceding sentence shall be computed by discounting such amount at the per annum discount rate of the Federal Reserve Bank of the District within which the Premises are located at the time of award, plus one percent per annum. Efforts by Landlord to mitigate damages caused by Tenant's Default shall not waive Landlord's right to recover damages under this
SECTION 21.2. If this Lease is terminated through any unlawful entry and detainer action, Landlord shall have the right to recover in such proceeding any unpaid Rent and damages as are recoverable in such action, or Landlord may reserve the right to recover all or any part of such Rent and damages in a separate suit; or

               21.2.2. Continue the Lease and Tenant's right to possession and recover the Rent as it becomes due. Acts of maintenance, efforts to relet, and/or the appointment of a receiver to protect the Landlord's interests shall not constitute a termination of the Tenant's right to possession; or

               21.2.3. Pursue any other remedy now or hereafter available under the laws of the state in which the Premises are located.

               21.2.4. Without limitation of any of Landlord's rights in the event of a Default by Tenant, Landlord may also exercise its rights and remedies with respect to any security held or maintained by Landlord.

Any and all personal property of Tenant that may be removed from the Premises by Landlord pursuant to the authority of this Lease or of law may be handled, removed or stored by Landlord at the sole risk, cost and expense of Tenant, and in no event or circumstance shall Landlord be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges for such property of Tenant so long as the same shall be in Landlord's possession or under Landlord's control. Any such property of Tenant not removed from the Premises as of the Expiration Date or any other earlier date on which this Lease is terminated shall be conclusively presumed to have been conveyed by Tenant to Landlord under this Lease as in a bill of sale, without further payment or credit by Landlord to Tenant. Neither expiration or termination of this Lease nor the termination of Tenant's right to possession shall relieve Tenant from its liability under the indemnity provisions of this Lease.

          21.3. ADDITIONAL RIGHTS OF LANDLORD. All sums advanced by Landlord or Agent on account of Tenant under this Section, or pursuant to any other provision of this Lease, and all Base Rent and Additional Rent, if delinquent or not paid by Tenant and received by Landlord when due hereunder, shall bear interest at the rate of 5% per annum above the "prime" or "reference" or "base" rate (on a per annum basis) of interest publicly announced as such, from time to time, by the JPMorgan Chase

Bank, or its successor ("DEFAULT INTEREST"), from the due date thereof until paid, and such interest shall be and constitute Additional Rent and be due and payable upon Landlord's or Agent's submission of an invoice therefor. The various rights, remedies and elections of Landlord reserved, expressed or contained herein are cumulative and no one of them shall be deemed to be exclusive of the others or of such other rights, remedies, options or elections as are now or may hereafter be conferred upon Landlord by law.

          21.4. EVENT OF BANKRUPTCY. In addition to, and in no way limiting the other remedies set forth herein, Landlord and Tenant agree that if Tenant ever becomes the subject of a voluntary or involuntary bankruptcy, reorganization, composition, or other similar type proceeding under the federal bankruptcy laws, as now enacted or hereinafter amended, then: (a) "adequate assurance of future performance" by Tenant pursuant to Bankruptcy Code Section 365 will include (but not be limited to) payment of an additional/new security deposit in the amount of three times the then current Base Rent payable hereunder; (b) any person or entity to which this Lease is assigned, pursuant to the provisions of the Bankruptcy Code, shall be deemed, without further act or deed, to have assumed all of the obligations of Tenant arising under this Lease on and after the effective date of such assignment, and any such assignee shall, upon demand by Landlord, execute and deliver to Landlord an instrument confirming such assumption of liability; (c) notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as "Rent", shall constitute "rent" for the purposes of Section 502(b)(6) of the Bankruptcy Code; and (d) if this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other considerations payable or otherwise to be delivered to Landlord or Agent (including Base Rent, Additional Rent and other amounts hereunder), shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the bankruptcy estate of Tenant. Any and all monies or other considerations constituting Landlord's property under the preceding sentence not paid or delivered to Landlord or Agent shall be held in trust by Tenant or Tenant's bankruptcy estate for the benefit of Landlord and shall be promptly paid to or turned over to Landlord.

     22. BROKER. Tenant covenants, warrants and represents that no brokers represented Tenant in the negotiation of this Lease. Landlord covenants, warrants and represents that no brokers represented Landlord in the negotiation of this Lease. Each party agrees to and hereby does defend, indemnify and hold the other harmless against and from any brokerage commissions or finder's fees or claims therefor by a party claiming to have dealt with the indemnifying party and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys' fees and expenses, for any breach of the foregoing. The foregoing indemnification shall survive the termination or expiration of this Lease.

     23. MISCELLANEOUS.

          23.1. MERGER. All prior understandings and agreements between the parties are merged in this Lease, which alone fully and completely expresses the agreement of the parties. No agreement shall be effective to modify this Lease, in whole or in part, unless such agreement is in writing, and is signed by the party against whom enforcement of said change or modification is sought.

          23.2. NOTICES. Any notice required to be given by either party pursuant to this Lease, shall be in writing and shall be deemed to have been properly given, rendered or made only if personally delivered, or if sent by Federal Express or other comparable commercial overnight delivery service, addressed to the other party at the addresses set forth below each party's respective signature block (or to such other address as Landlord or Tenant may designate to each other from time to time by written notice), and shall be deemed to have been given, rendered or made on the day so delivered or on the first business day after having been deposited with the courier service.

          23.3. NON-WAIVER. The failure of either party to insist, in any one or more instances, upon the strict performance of any one or more of the obligations of this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Lease or of the right to exercise such election, but the Lease shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt and acceptance by Landlord or Agent of Base Rent or Additional Rent with knowledge of breach by Tenant of any obligation of this Lease shall not be deemed a waiver of such breach.

          23.4. ADVANCES BY LANDLORD. If Tenant shall fail to make or perform any payment or act required by this Lease within any applicable cure period, then Landlord may at its option make such payment or perform such act for the account of Tenant, and Landlord shall not thereby be deemed to have waived any default or released Tenant from any obligation hereunder. Landlord shall give Tenant five (5) days notice (except in the case of an emergency) prior to Landlord making such payment or protective advance. All amounts so paid by Landlord and all incidental costs and expenses (including reasonable attorneys' fees and expenses) actually incurred in connection with such payment or performance, together with interest at the annual rate equal to the greater of
(i)
twelve percent (12%) and (ii) three percent (3%) above the prime rate as announced from time to time in New York City by Citibank, N.A. (or at the highest rate not prohibited by applicable law, whichever is less) from and including the date of the making of such payment or of the incurring of such costs and expenses to and including the date of repayment, shall be paid by Tenant to Landlord on demand.

          23.5. PARTIES BOUND. Except as otherwise expressly provided for in this Lease, this Lease shall be binding upon, and inure to the benefit of, the successors and assignees of the parties hereto. Tenant hereby releases Landlord named herein from any obligations of Landlord for any period subsequent to the conveyance and transfer of Landlord's ownership interest in the Premises. In the event of such conveyance and transfer, Landlord's obligations shall thereafter be binding upon each transferee (whether Successor Landlord or otherwise). No obligation of Landlord shall arise under this Lease until the instrument is signed by, and delivered to, both Landlord and Tenant.

          23.6. RECORDATION OF LEASE. Tenant shall not record or file this Lease (or any memorandum hereof) in the public records of any county or state.

          23.7. GOVERNING LAW; CONSTRUCTION. This Lease shall be governed by and construed in accordance with the laws of the state in which the Premises is located. If any provision of this Lease shall be invalid or unenforceable, the remainder of this Lease shall not be affected but shall be enforced to the extent permitted by law. The captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Each covenant, agreement, obligation, or other provision of this Lease to be performed by Tenant, shall be construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. This Lease may be executed in counterpart and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument.

          23.8. TIME. Time is of the essence for this Lease. If the time for performance hereunder falls on a Saturday, Sunday or a day that is recognized as a holiday in the state in which the Premises is located, then such time shall be deemed extended to the next day that is not a Saturday, Sunday or holiday in said state.

          23.9. AUTHORITY OF TENANT. Tenant and the person(s) executing this Lease on behalf of Tenant hereby represent, warrant, and covenant with and to Landlord as follows: the individual(s) acting as signatory on behalf of Tenant is(are) duly authorized to execute this Lease; Tenant has procured (whether from its members, partners or board of directors, as the case may be), the requisite authority to enter into this Lease; this Lease is and shall be fully and completely binding upon Tenant; and Tenant shall timely and completely perform all of its obligations hereunder.

          23.10. WAIVER OF TRIAL BY JURY. THE LANDLORD AND THE TENANT, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY ANY PARTY TO THIS LEASE WITH RESPECT TO THIS LEASE, THE PREMISES, OR ANY OTHER MATTER RELATED TO THIS LEASE OR THE PREMISES.

          23.11. FINANCIAL INFORMATION. From time to time during the Term, Tenant shall deliver to Landlord information and documentation describing and concerning Tenant's financial condition, and in form and substance reasonably acceptable to Landlord, within ten (10) days following Landlord's written request therefor. Upon Landlord's request, Tenant shall provide to Landlord the most currently available audited financial statement of Tenant; and if no such audited financial statement is available, then Tenant shall instead deliver to Landlord its most currently available balance sheet, operating statement, income statement and statements of cash flow and equity. Furthermore, upon the delivery of any such financial information from time to time during the Term, Tenant shall be deemed to automatically represent and warrant to Landlord that the financial information delivered to Landlord is true, accurate and complete, and that there has been no adverse change in the financial condition of Tenant since the date of the then-applicable financial information.

          23.12. CONFIDENTIAL INFORMATION. Tenant agrees to maintain in strict confidence the economic terms of this Lease and any or all other materials, data and information delivered to or received by any or all of Tenant and Tenants' Parties either prior to or during the Term in connection with the negotiation and execution hereof, provided however, Landlord acknowledges that Guarantor files reports with the Securities and Exchange Commission and that Guarantor may disclose information relating to this Lease in such reports but only to the extent Guarantor believes in good faith that such disclosure is required in order to satisfy its disclosure obligations with respect to such filings. With respect to any of Tenant's non-public business or financial information, Landlord agrees to maintain such information in confidence and not disclose such information to any third party whatsoever, provided, however, that, notwithstanding the foregoing, Landlord may disclose such information (a) to Landlord's employees, agents, officers, directors, representatives, brokers, third party consultants, engineers, lenders, accountants and attorneys (collectively, "LANDLORD'S REPRESENTATIVES") to the extent that such Landlord's Representatives reasonably need to know such information in order to assist, and perform services on behalf of, Landlord or evaluate the transactions contemplated by this Lease; (b) to the extent required by any applicable statute, law, regulation, governmental or judicial authority; and (c) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Lease. The provisions of this SECTION 23.12 shall survive the termination of this Lease.

          23.13. SUBMISSION OF LEASE. Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to lease. This Lease is not effective until execution by and delivery to both Landlord and Tenant.

          23.14. COUNTERPARTS. This Lease may be executed in multiple counterparts, but all such counterparts shall together constitute a single, complete and fully-executed document.

          23.15. SECURITY CLEARANCE. Landlord recognizes that certain of Tenant's operations on the Premises involve governmental contracts which are classified in nature and that access to certain portions of the Building (the "DESIGNATED AREAS") may be restricted to persons with the required security clearances issued pursuant to applicable governmental regulations. Tenant agrees that it shall identify and notify Landlord of such Designated Areas. Landlord agrees that, notwithstanding Landlord's rights of access to the Building set forth in this Lease, (a) neither Landlord nor its agents shall enter upon such Designated Areas, except in the event of an emergency (and in such event of emergency, Landlord shall use reasonable efforts to provide Tenant with prior notice of such entry) and (b) at all times that Landlord or its agents are present in the Building, they shall observe Tenant's rules and regulations for complying with such applicable governmental regulations.

          23.16. TENANT ALLOWANCE. As additional consideration for Tenant entering into this Lease, on the date hereof, Landlord shall pay to Tenant a tenant allowance in the amount of $88,450.00 to be applied by Tenant to tenant improvements at the Premises in the operation of Tenant's business or for other general corporate purposes as determined by Tenant in its sole discretion.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

                                        LANDLORD:

                                        FIRST INDUSTRIAL DEVELOPMENT SERVICES,
                                        INC., a Maryland corporation


                                        By: /s/
                                            ------------------------------------
                                        Its: Executive Vice President
                                             -----------------------------------


                                        TENANT:

                                        DEPOSITION SCIENCES, INC., an Ohio
                                        corporation


                                        By: /s/
                                            ------------------------------------
                                        Its: Executive Vice President
                                             -----------------------------------

Landlord's Addresses for Notices:       Tenant's Addresses for Notices:

First Industrial Development            Deposition Sciences, Inc.
Services, Inc.                          32000 Aurora Road
311 South Wacker Drive, Suite 4000      Solon, Ohio 44139
Chicago, Illinois 60606                 Attn: __________________________________
Attn: Executive Vice
President-Operations

With a copy to:                         With a copy to:

First Industrial Realty Trust, Inc.     Cowden, Humphrey, Nagorney & Lovett Co.,
[LOCAL REGIONAL OFFICE ADDRESS]         L.P.A.
_____________________________________   1414 Terminal Tower, 50 Public Square
Attn: _______________________________   Cleveland, Ohio 44113-2204
                                        Attn: James S. Hogg

With a copy to:

Barack Ferrazzano Kirschbaum
Perlman & Nagelberg LLP
333 West Wacker Drive
Suite 2700
Chicago, Illinois 60606
Attn: Suzanne Bessette-Smith

                                    EXHIBIT A

                                    PREMISES

                     [ATTACH APPROPRIATE LEGAL DESCRIPTION]

                                    EXHIBIT B

                         TENANT OPERATIONS INQUIRY FORM

1.   Name of Company/Contact ___________________________________________________

2.   Address/Phone _____________________________________________________________

     ___________________________________________________________________________

3.   Provide a brief description of your business and operations: ______________

     ___________________________________________________________________________

     ___________________________________________________________________________

     ___________________________________________________________________________

     ___________________________________________________________________________

     ___________________________________________________________________________

4. Will you be required to make filings and notices or obtain permits as required by Federal and/or State regulations for the operations at the proposed facility? Specifically:

          a.   SARA Title III Section 312 (Tier II) reports     YES       NO
                                                                    ---      ---
                  (> 10,000lbs. of hazardous materials STORED at any one time)

          b.   SARA Title III Section 313 (Tier III) Form R     YES       NO
               reports                                              ---      ---
                  (> 10,000lbs. of hazardous materials USED per year)

          c.   NPDES or SPDES Stormwater Discharge permit       YES       NO
                                                                    ---      ---
                  (answer "No" if "No-Exposure Certification" filed)

          d.   EPA Hazardous Waste Generator ID Number          YES       NO
                                                                    ---      ---

5. Provide a list of chemicals and wastes that will be used and/or generated at the proposed location. Routine office and cleaning supplies are not included. Make additional copies if required.

                                                   STORAGE CONTAINER(S)
                 APPROXIMATE ANNUAL QUANTITY   (I.E. DRUMS, CARTONS, TOTES,
CHEMICAL/WASTE        USED OR GENERATED           BAGS, ASTS, USTS, ETC)
--------------   ---------------------------   ----------------------------


                                    EXHIBIT C

                  BROOM CLEAN CONDITION AND REPAIR REQUIREMENTS

- All lighting is to be placed into good working order. This includes replacement of bulbs, ballasts, and lenses as needed.

- All truck doors and dock levelers should be serviced and placed in good operating order (including, but not limited to, overhead door springs, rollers, tracks and motorized door operator). This would include the necessary (a) replacement of any dented truck door panels, broken panels and cracked lumber, and (b) adjustment of door tension to insure proper operation. All door panels that are replaced shall be painted to match the building standard.

- All structural steel columns in the warehouse and office should be inspected for damage, and must be repaired. Repairs of this nature shall be pre-approved by the Landlord prior to implementation.

- HVAC system shall be in good working order, including the necessary replacement of any parts to return the unit to a well-maintained condition. This includes, but is not limited to, filters, thermostats, warehouse heaters and exhaust fans. Upon move-out, Landlord will have an exit inspection performed by a certified mechanical contractor to determine the condition of the HVAC system.

- All holes in the sheet rock walls shall be repaired prior to move-out. All walls shall be clean.

- The carpets and vinyl tiles shall be in a clean condition and shall not have any holes or chips in them. Flooring shall be free of excessive dust, dirt, grease, oil and stains. Cracks in concrete and asphalt shall be acceptable as long as they are ordinary wear and tear, and are not the result of misuse.

- Facilities shall be returned in a clean condition, including, but not limited to, the cleaning of the coffee bar, restroom areas, windows, and other portions of the Premises.

- There shall be no protrusion of anchors from the warehouse floor and all holes shall be appropriately patched. If machinery/equipment is removed, the electrical lines shall be properly terminated at the nearest junction box.

- All exterior windows with cracks or breakage shall be replaced. All windows shall be clean.

- Tenant shall provide keys for all locks on the Premises, including front doors, rear doors, and interior doors.

- All mechanical and electrical systems shall be left in a safe condition that confirms to code. Bare wires and dangerous installations shall be corrected to Landlord's reasonable satisfaction.

- All plumbing fixtures shall be in good working order, including, but not limited to, the water heater. Faucets and toilets shall not leak.

-    All dock bumpers shall be left in place and well-secured.

- Drop grid ceiling shall be free of excessive dust from lack of changing filters. No ceiling tiles may be missing or damaged.

-    All trash shall be removed from both inside and outside of the Building.

- All signs in front of Buildings and on glass entry door and rear door shall be removed.

-    Remove all pads for machinery and repair and seal any roof penetrations.

                                    EXHIBIT D

                               TERMINATION VALUES

In the event Tenant has the right to purchase the Premises pursuant to SECTION 18.3.1, the purchase price shall be an amount equal to the product of (A) 1.10, multiplied by (B) the sum of the following: (i) the amount of the current Landlord's equity investment in the Premises (including all related acquisition costs including, but not limited to, legal fees, brokerage commissions, environmental consultants and engineering consultants and any unreimbursed improvements and capital expenditures), (ii) the amount of any then-outstanding debt on the Premises, and (iii) the amount of any yield maintenance or defeasance fees or other fees or premiums due in connection with the pre-payment of any then-outstanding debt.

The determination of the purchase price under this EXHIBIT D shall be determined by Landlord in its sole but reasonable discretion and shall be conclusive absent manifest error.

                                    EXHIBIT E

                              YEAR 1 RENT SCHEDULE

MONTH       RENT
-----   -------------
  1     $   99,060.42
  2         99,060.42
  3         99,060.42
  4         99,060.42
  5         99,060.42
  6         99,060.42
  7        104,060.42
  8        104,060.42
  9        104,060.42
 10        104,060.42
 11        104,060.42
 12        104,060.42
TOTAL   $1,218,725.00


                                       E-1